Exhibit 99.1

FOMO COrp. UPDATE ON SMARTsolution techNOLOGY

Chicago, IL, March 16, 2022 – FOMO CORP. (OTC Pink: FOMC) is pleased to provide stockholders and the investment community with an update on the business of its recently acquired SMARTSolution Technologies LP (“SST”) subsidiary. SST is a Pittsburgh, PA–based audiovisual systems integration company that designs and builds presentation, teleconferencing and collaborative systems for businesses, educational institutions and other nonprofits organizations. SST has posted strong year over year closed (unaudited) sales numbers that illustrate robust growth:

(Unaudited Numbers)
2019:	$3,317,982
2020:	$3,070,300
2021:	$5,053,539
2022 (Jan-Feb):	$2,182,504

Based on substantial sales at and following the PETE&C (https://www.peteandc.org/) show in Hershey, PA last month, we expect sales to continue to trend upwards setting the stage for SST to generate record annual performance in 2022. As a result of the increased emphasis on EdTech, SST recently closed a purchase order for 263 SMART interactive displays with a total order value of more than $1.3 million for the month of February, with March’s order book at similar levels based on recent wins of multiple K12 school districts. Today, SST has a backlog of several million dollars, including equipment sales and associated installation business, with deliveries scheduled through 2Q22-3Q22.

There remain hundreds of billions of stimulus dollars allocated for public schools (“ESSER”) and additional significant funding allocated for private schools under the CARES Act. School budgeting windows typically range from April-May of the calendar year, in which we accordingly anticipate continued significant sales growth during 2022. For further information see:

https://oese.ed.gov/offices/education-stabilization-fund/elementary-secondary-school-emergency-relief-fund/

Vik Grover, FOMO CORP. CEO, said: “The EdTech market is a great business, not only due to the ongoing refresh cycle of equipment, but because it is evolutionary for instructors and students and the way they interact. With COVID-19 showing no signs of going away, including the new stealth Omicron variant, which is the most infectious strain ever, and masks off/optional policies now in vogue, schools need interactive whiteboards more than ever to allow students in the classroom and at home to be able to share and participate in the same curriculum. There are numerous additional acquisition targets in the sector to add scale and we intend to aggressively bulk up to build a super-regional footprint as well as density in out of market areas. To this end, we are forming a plan to move SST from its bread-and-butter region of eastern Ohio/western Pennsylvania to other markets, including certain southern states. Moreover, we intend to explore potentially marketing on our IAQ clean tech portfolio of UVC disinfection products to SST’s customer base. Despite the difficult situations around the world, FOMO management believes that these domestic opportunities afford us substantial windows for growth.”

About FOMO CORP.

FOMO CORP. is a publicly traded company focused on business incubation and acceleration. The Company invests in and advises emerging companies aligned with a growth mandate. FOMO is developing direct investment and affiliations - majority- and minority-owned as well as in joint venture formats - that afford targets access to the public markets for expansion capital as well as spin-out options to become their own stand-alone public companies.

About SMARTSolution Technologies LP

SMARTSolution Technologies LP (https://smarterguys.com/), a wholly-owned subsidiary of FOMO CORP., is a Pittsburgh, PA–based audiovisual systems integration company that designs and builds presentation, teleconferencing and collaborative systems for businesses, educational institutions and other nonprofits organizations. SMARTSolution is a leader in interactive display technologies for use in all type of curriculum, and has been providing interactive solutions to the EdTech market for over 25 years.

Forward Looking Statements:

Statements in this press release about our future expectations, including without limitation, the likelihood that FOMO CORP. will be able to meet minimum sales expectations, be successful and profitable in the market, bring significant value to FOMO CORP.’s stockholders, and leverage capital markets to execute its growth strategy, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law. FOMO’s business strategy described in this press release is subject to innumerable risks, most significantly, whether the Company is successful in securing adequate financing. Additionally, although the Company has announced letters of intent to acquire additional companies, there is absolutely no assurances that any such transactions will result in a completed acquisition. No information in this press release should be construed in any form, shape, or manner as an indication of the Company’s future revenues, financial condition, or stock price.

Contact:

Madison Ryan

Vice President Investor Relations

(386) 287-6950
ir@fomoworldwide.com

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